                                                                  EXECUTION COPY
EXHIBIT 4.16

                               COVENANTS AGREEMENT

                                     between

                               GOLD FIELDS LIMITED

                         MVELAPHANDA RESOURCES LIMITED

                 LEXSHELL 579 INVESTMENTS (PROPRIETARY) LIMITED
(the name of which is to be changed to "Mvelaphanda Gold (Proprietary) Limited"
  or such other name as it may select which is acceptable to the Registrar of
                                   Companies)

                                       and

                              NEWSHELF 706 LIMITED
  (which is to be converted into a private company and the name of which is to be changed to "GFl Mining South Africa (Proprietary) Limited" or such other name as it may select which is acceptable to the Registrar of Companies)

TABLE OF CONTENTS

1        INTERPRETATION..................................................................    1

2        INTRODUCTION....................................................................   13

3        SUSPENSIVE CONDITION............................................................   14

4        COMMENCEMENT AND DURATION.......................................................   15

5        MEMORANDA AND ARTICLES OF ASSOCIATION...........................................   15

6        GOLD FIELDS' AND THE COMPANY'S WARRANTIES.......................................   16

7        MVELA RESOURCES' WARRANTIES.....................................................   19

8        DIRECTORS.......................................................................   20

9        MATERIAL MATTERS................................................................   21

10       RESTRICTIONS ON DISPOSAL OF EMPOWERMENT INTEREST AND SHARES ....................   24

11       DEEMED OFFERS...................................................................   27

12       PRE-EMPTIVES ON MVELA GOLD SHARES...............................................   29

13       FUNDING.........................................................................   34

14       GUARANTEES......................................................................   35

15       REFERRAL OF OPPORTUNITIES.......................................................   36

16       DIVIDENDS AND OTHER DISTRIBUTIONS TO SHAREHOLDERS...............................   40

17       PARTIES' RIGHTS TO INFORMATION AND TO EXAMINE BOOKS AND
         ACCOUNTS........................................................................   41

18       INCREASES IN HDSA INTEREST IN THE GFI GROUP.....................................   41

19       DELISTING OF GOLD FIELDS........................................................   45

20       CONFIDENTIALITY.................................................................   50

21       DISPUTES........................................................................   51

22       CO-OPERATION....................................................................   54

                                                                [WERKSMANS LOGO]

23       DOMICILIUM AND NOTICES..........................................................   54

24       RELATIONSHIP OF THE PARTIES.....................................................   56

25       BREACH..........................................................................   56

26       CANCELLATION....................................................................   56

27       GENERAL.........................................................................   56

28       COSTS...........................................................................   58

                                                                [WERKSMANS LOGO]

COVENANTS AGREEMENT

between

GOLD FIELDS LIMITED

MVELAPHANDA RESOURCES LIMITED

LEXSHELL 579 INVESTMENTS (PROPRIETARY) LIMITED
(the name of which is to be changed to "Mvelaphanda Gold (Proprietary) Limited" or such other name as it may select which is acceptable to the Registrar of Companies)

and

NEWSHELF 706 LIMITED
(which is to be converted into a private company and the name of which is to be changed to "GFI Mining South Africa (Proprietary) Limited" or such other name as it may select which is acceptable to the Registrar of Companies)

1    INTERPRETATION

     Clause headings in this agreement are inserted for convenience only and shall not be used in its interpretation. In this agreement, unless the context clearly indicates a contrary intention -

1.1       a word or an expression which denotes -

1.1.1          any gender shall include the other genders;

1.1.2 a natural person shall include an artificial or juristic person and vice versa;

1.1.3          the singular shall include the plural and vice versa;

                                                                [WERKSMANS LOGO]

1.2 the following words and expressions shall bear the meanings assigned to them below and cognate words and expressions shall bear corresponding meanings -

1.2.1 "AFSA" - the Arbitration Foundation of Southern Africa (or its successor-in-title);

1.2.2          "THIS AGREEMENT" - this agreement;

1.2.3          "BANK LENDERS" - collectively -

1.2.3.1 Barclays Bank plc, a public limited company duly incorporated according to the company laws of England, acting through its South African branch; and

1.2.3.2             INdwa Investments Limited;

1.2.4 "BANK LENDERS CESSION IN SECURITATEM DEBITI" - the agreement between Mvela Gold and the bank lenders (as amended from time to time) in terms of which Mvela Gold will cede in securitatem debiti to and in favour of the bank lenders all of its rights In respect of the collection account and its rights against the company and the GF guarantors under the Mvela Gold loan agreement as security for Mvela Gold's obligations under the bank loan agreement;

1.2.5 "BANK LOAN AGREEMENT" - the loan agreement between the bank lenders and Mvela Gold (as amended from time to time) in terms of which the bank lenders will lend and advance approximately R1 349 000 000 to Mvela Gold;

1.2.6 "BOARD" - the board of directors of the company as constituted from time to time;

1.2.7 "BUSINESS DAY" - a calendar day which is not a Saturday, a Sunday or an official public holiday in South Africa;

                                                                [WERKSMANS LOGO]

1.2.8 "CLAIMS ON LOAN ACCOUNT" - all claims in respect of unsecured loans made by a shareholder (and by Mvela Gold until the subscription date) to the company on loan account (but specifically excluding, for the avoidance of doubt, the Mvela Gold loan capital, the interest payable from time to time by the company to Mvela Gold under the Mvela Gold loan agreement and all claims in respect of loans made to the company on trading account);

1.2.9 "COLLECTION ACCOUNT" - the bank account in the name of Mvela Gold opened with RMB into which payments by the company or the GF guarantors under the Mvela Gold loan agreement will be made;

1.2.10 "COMMENCEMENT DATE" - the business day succeeding the date of fulfilment of the suspensive condition;

1.2.11         "COMPANIES ACT"- Companies Act No. 61 of 1973, as amended;

1.2.12         "COMPANY" - Newshelf 706 Limited (Registration No.
               2002/031431/06), a public company duly incorporated according to the company laws of South Africa, which is to be converted into a private company and the name of which is to be changed to "GFI Mining South Africa (Proprietary) Limited" or such other name as it may select which is acceptable to the Registrar of Companies;

1.2.13 "CONCERT PARTY" of a specific person ("PRESCRIBED PERSON") and in relation to a specific purpose ("PRESCRIBED PURPOSE") - any person acting in pursuance of an agreement, transaction, undertaking, arrangement or understanding (whether formal or informal, oral, in writing or otherwise) with the prescribed person pursuant to which they co-operate or act together for or in relation to the prescribed purpose. Without limiting the

                                                                [WERKSMANS LOGO]
               aforegoing, the persons referred to in section 440A(2) of the Companies Act as at the signature date shall be deemed to be concert parties unless the contrary is established;

1.2.14 "CONFIDENTIALITY AGREEMENT" - the confidentiality and exclusivity agreement between Mvela Resources and Gold Fields dated 10 June 2003, as amended from time to time;

1.2.15         "CONTROL" of the company - any of the following -

1.2.15.1 the direct or indirect beneficial ownership, whether solely, jointly or with concert parties, of 50% or more of the issued equity shares, or of any class of issued equity shares, of the company; or

1.2.15.2 the direct or indirect beneficial ownership, whether solely, jointly or with concert parties, of issued equity shares of the company entitling the beneficial owner thereof, directly or indirectly, whether contingently or otherwise and whether solely, jointly or with concert parties, to -

1.2.15.2.1 exercise 50% or more of the votes attaching to all the issued equity shares, or of any class of issued equity shares, of the company; or

1.2.15.2.2 participate in 50% or more of all dividends and other distributions on all the issued equity shares, or on any class of issued equity shares, of the company (whether such dividends or distributions are out of profits, reserves, capital, share premium or otherwise); or

1.2.15.3 the right or ability, through shareholding or otherwise, to determine, whether solely, jointly or with concert parties, the composition of the board of directors or

                                                                [WERKSMANS LOGO]
                    other governing body of the company and, without prejudice to the generality of the aforegoing, the composition of such board or other governing body shall be deemed to be so able to be determined if the person holding such right or ability may, by the exercise of such right or ability, directly or indirectly and whether solely, jointly or with concert parties, appoint or remove 50% or more of the directors or other members of such board or other governing body; or

1.2.15.4 the de facto control of the company, whether solely, jointly or with concert parties, and whether at shareholder level, board of directors or other governing body level or management level;

1.2.16         "DIRECTORS" - the directors of the company from time to time;

1.2.17 "DISPOSE" - includes, without limitation, sell, donate, exchange, unbundle, distribute, alienate, cease to hold or to beneficially own or otherwise transfer or dispose of (and "DISPOSAL" and "DISPOSED" shall have corresponding meanings);

1.2.18 "EMPOWERMENT INTEREST" - Mvela Gold's right under the Mvela Gold subscription agreement to require the allotment and issue to it, and registration in its name of the empowerment shares;

1.2.19 "EMPOWERMENT SHARES" - that number of shares in the issued equity share capital of the company which rank pari passu with the other issued equity shares in the capital of the company on the subscription date and which, immediately after issue thereof, will equate to 15% of the issued equity share capital of the company;

                                                                [WERKSMANS LOGO]

1.2.20 "ENCUMBER" - includes, without limitation, pledge, cede, encumber or otherwise create or allow to come into existence any lien, hypothec, bond or other form of security rights;

1.2.21 "EQUITY SHARE" of any company - a share, instrument or right in the capital of that company which -

1.2.21.1 entitles the holder thereof to participate in the distribution of profits, reserves, capital, share premium or any other dividend or distribution which is based upon, or linked to, the profitability of that company or which otherwise entitles the holder thereof to any such distribution beyond a specified amount; and

1.2.21.2 carries voting rights at meetings of ordinary shareholders of that company; or

1.2.21.3 is convertible, exchangeable or exercisable, whether contingently, conditionally, voluntarily, compulsorily or otherwise, into a share, instrument or right which falls within 1.2.21.1 and 1.2.21.2;

1.2.22 "EQUITY SHARE CAPITAL" in relation to a person - that portion of that person's issued share capital consisting of equity shares;

1.2.23         "FIRSTRAND BANK" - Firstrand Bank Limited (Registration No.
               1929/001225/06), a public company with limited liability duly incorporated according to the company laws of South Africa;

1.2.24 "GF GUARANTORS" - collectively, Gold Fields, Gold Fields Guernsey Limited (Registration No. 24457) and Gold Fields Australia Proprietary Limited (Registration No. ABN : 91 098 385 285);

1.2.25 "GFI ARTICLES" - the articles of association of the company from time to time;

                                                                [WERKSMANS LOGO]

1.2.26         "GFI GROUP" - the company and its subsidiaries from time to time;

1.2.27 "GFI MEMORANDUM" - the memorandum of association of the company from time to time;

1.2.28 "GFI ORDINARY SHARES" - ordinary shares in the capital of the company with a par value of R1 each;

1.2.29 "GFLM" - GFL Mining Services Limited, a wholly-owned subsidiary of Gold Fields;

1.2.30 "GF REORGANISATION AGREEMENT" - the agreement (as amended from time to time) in terms of which, inter alia, the company will acquire the South African gold mining businesses and related assets of the Gold Fields group from, inter alia, the reorg sellers;

1.2.31         "GOLD FIELDS" - Gold Fields Limited (Registration No.
               1968/004880/06), a public company duly incorporated according to the company laws of South Africa, the issued ordinary shares of which are presently listed on, inter alia, the JSE;

1.2.32 "GOLD FIELDS GROUP" - collectively, Gold Fields and its subsidiaries from" time to time;

1.2.33 "GOLD FIELDS SHARES" - ordinary shares in the capital of Gold Fields with a par value of R0,50 each as at the signature date;

1.2.34 "GUARANTEE" - includes, without limitation, a guarantee, suretyship or any other form of intercession;

1.2.35         "HDSA COMPANY" - an "HDSA company" as contemplated in the Mining
               Charter;

                                                                [WERKSMANS LOGO]

1.2.36 "HDSAS" - Historically Disadvantaged South Africans, as defined in the Mining Charter (including, without limitation, HDSA companies);

1.2.37 "HOLDING COMPANY" - a "holding company" as defined in the Companies Act;

1.2.38 "IDC" - Industrial Development Corporation of South Africa Limited a corporation constituted by the Industrial Development Act No. 22 of 1940, as amended;

1.2.39 "IFC" - International Finance Corporation, an international organisation established by articles of agreement amongst its member countries;

1.2.40         "JSE" - JSE Securities Exchange South Africa;

1.2.41 "LISTING DATE" - the date upon which any of the issued equity shares of the company are first listed on the JSE;

1.2.42         "MEZZ SPV" - Micawber 325 (Proprietary) Limited (Registration No.
               2003/013950/07), a private company duly incorporated according to the company laws of South Africa;

1.2.43 "MEZZ SPV CESSION IN SECURITATEM DEBITI" - the agreement between Mvela Gold and Mezz SPV (as amended from time to time) in terms of which Mvela Gold will cede in securitatem debiti to and in favour of Mezz SPV all of its -

1.2.43.1            reversionary rights -

1.2.43.1.1               in respect of the collection account; and

1.2.43.1.2 against the company and the GF guarantors under the Mvela Gold loan agreement; and

                                                                [WERKSMANS LOGO]

1.2.43.2 rights against the company under the Mvela Gold subscription agreement,

               as security for Mvela Gold's obligations under the loan agreement between Mezz SPV and Mvela Gold (as amended from time to time) in terms of which Mezz SPV will lend and advance approximately R1 100 000 000 to Mvela Gold;

1.2.44         "MEZZ SPV FUNDERS" - collectively, GFLM, IFC, IDC, PIC, RMB and
               JP Morgan;

1.2.45 "MINING CHARTER" - the Broad-Based Socio-Economic Empowerment Charter for the South African Mining Industry;

1.2.46 "MVELA GOLD" - Lexshell 579 Investments (Proprietary) Limited (Registration No. 2003/013950/07), a private company duly incorporated according to the company laws of South Africa, the name of which is to be changed to "Mvelaphanda Gold (Proprietary) Limited" or such other name as it may select which is acceptable to the Registrar of Companies;

1.2.47 "MVELA GOLD LOAN AGREEMENT" - the loan agreement (as amended from time to time) between Mvela Gold and the company (as amended from time to time) which stipulates the terms upon which the Mvela Gold loan capital will be lent and advanced by Mvela Gold to the company;

1.2.48 "MVELA GOLD LOAN CAPITAL" - an amount of approximately R4 139 000 000 to be lent and advanced by Mvela Gold to the company under the Mvela Gold loan agreement;

1.2.49 "MVELA GOLD SUBSCRIPTION AGREEMENT" - the agreement between Gold Fields, Mvela Gold and the company (as amended from time to time) in terms of which, inter alia -

                                                                [WERKSMANS LOGO]

1.2.49.1 Mvela Gold will be entitled or obliged (as the case may be) to subscribe for the empowerment shares; and


1.2.49.2 Mvela Gold will be entitled to sell the empowerment shares to Gold Fields, and Gold Fields will be entitled to purchase the empowerment shares from Mvela Gold, in consideration for the issue to Mvela Gold of new Gold Fields shares;

1.2.50 "MVELA RESOURCES" - Mvelaphanda Resources Limited (Registration No. 1980/001395/06), a public company with limited liability duly incorporated in South Africa, the issued ordinary shares of which are listed on the JSE;

1.2.51 "MVELA RESOURCES GROUP" - collectively, Mvela Resources and its subsidiaries from time to time;

1.2.52 "PARTIES" - collectively, Gold, Fields, Mvela, Resources, Mvela Gold and the company;

1.2.53 "PERSON" - includes, without limitation, any association, business, close corporation, company, concern, enterprise, firm, foundation, partnership, joint venture, person, trust, undertaking, voluntary association, body corporate, juristic person and any other entity or association of persons;

1.2.54 "PIC" - Public Investment Commissioners constituted in terms of the Public Investment Commissioners Act No. 45 of 1984, as amended;

1.2.55 "PRIME RATE" - the publicly quoted basic rate of interest (per centum, per annum, compounded monthly in arrear and calculated on a 365 day year (irrespective of whether or not the year is a leap year)) from time to time published by FirstRand Bank (or its successor-in-title) as being its prime

                                                                [WERKSMANS LOGO]
               overdraft rate as certified by any manager of FirstRand Bank whose appointment need not be proved;

1.2.56 "RELATED PARTIES" - each member of the Gold Fields group and each "related party" as defined in the Listings Requirements of the JSE as at the signature date of any member of the Gold Fields group;

1.2.57 "REORG SELLERS" - collectively, GFLM, Kloof Gold Mining Company Limited (Registration No. 1964/004462/06), Driefontein Consolidated (Proprietary) Limited (Registration No. 1993/002956/07) and Beatrix Mining Ventures Limited (Registration No. 1946/020743/06);

1.2.58 "REPAYMENT DATE" - the date upon which the Mvela Gold loan capital becomes due and repayable in terms of the Mvela Gold loan agreement (including, without limitation, pursuant to a decision by the company to prepay the Mvela Gold loan capital);

1.2.59         "RMB" - Rand Merchant Bank, a division of FirstRand Bank;

1.2.60 "SHAREHOLDERS" - the beneficial holders of equity shares or other shares in the capital of the company from time to time and "SHAREHOLDER" means any one of them;

1.2.61 "SIGNATURE DATE" - the date upon which this agreement is signed by the party last signing it;

1.2.62         "SOUTH AFRICA" - the Republic of South Africa;

1.2.63         "STAKEHOLDERS" - collectively, Mvela Resources, Mvela Gold and
               Gold Fields;

1.2.64         "SUBSIDIARY" - a "subsidiary" as defined in the Companies Act;

                                                                [WERKSMANS LOGO]

1.2.65         "SUBSCRIPTION DATE" - IF -

1.2.65.1 the company discharges in full, on the repayment date, all of its obligation under the Mvela Gold loan agreement, the subscription date is the "REPAYMENT DATE";

1.2.65.2 the company fails to discharge in full, on the repayment date, all of its obligations under the Mvela Gold loan agreement the "SUBSCRIPTION DATE" is the date on which Mvela Gold subscribes for, and is issued, the empowerment shares in terms of the Mvela Gold subscription agreement;

1.2.66 "SUSPENSIVE CONDITION" - the suspensive condition stipulated in 3.1;

1.2.67 "TRANSACTION DOCUMENTS" - the documents defined as the "TRANSACTION DOCUMENTS" in the GFI-SA loan agreement (but only to the extent to which the terms and conditions of such agreements are approved in writing by Gold Fields and Mvela Resources on signature thereof);

1.2.68 "VALUATION METHODOLOGY" - the valuation methodology annexed to the Mvela Gold subscription agreement;

1.3 any reference to any statute, regulation or other legislation shall be a reference to that statute, regulation or other legislation as at the signature date, and as amended or substituted from time to time;

1.4 if any provision in 1.2 is a substantive provision conferring a right or imposing an obligation on any party then, notwithstanding that it appears in 1.2, effect shall be given to it as if it were a substantive provision in the body of this agreement;

                                                                [WERKSMANS LOGO]

1.5 where any term is defined within a particular clause other than in 1.2, that term shall bear the meaning ascribed to it in that clause wherever it is used in this agreement;

1.5 where any number of days is to be calculated from a particular day, such number shall be calculated as excluding such particular day and commencing on the next day. If the last day of such number so calculated falls on a day which is not a business day, the last day shall be deemed to be the next succeeding day which is a business day;

1.7 any reference to days (other than a reference to business days), months or years shall be a reference to calendar days, months or years, as the case may be;

1.8 the use of a specific example shall not be construed as limiting the meaning of the general wording preceding it (whether or not the specific examples succeed the word "including") and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example,

     The terms of this agreement having been negotiated, the contra proferentem rule shall not be applied in the interpretation of this agreement.

2    INTRODUCTION

2.1 Gold Fields is the holding company of a group of companies engaged, inter alia, in mining and prospecting. The issued ordinary shares of Gold Fields are presently listed, inter alia, on the JSE and the New York Stock Exchange,

2.2 Mvela Resources is an investment holding company which engages in the business of investing in mining companies. The issued ordinary shares of Mvela Resources are presently listed on the JSE.

2.3       The entire issued share capital of -

                                                                [WERKSMANS LOGO]

2.3.1 the company presently consists of 850 GFI ordinary shares all of which are presently registered in the name of, and are presently beneficially owned by, Gold Fields;

2.3.2 Mvela Gold presently consists of 100 ordinary shares with a par value of R1 each, all of which are presently beneficially owned by Mvela Resources.

2.4 The GFI group will conduct the business of operating precious metal mines and exploring for, and marketing, distributing, and selling, precious metals in South Africa.

2.5 The parties have entered into, or are about to enter into, the transaction documents.

2.6 The stakeholders have agreed to regulate their relationship in respect of the company upon implementation of the transaction documents, and the company has agreed to same, in accordance with the terms and conditions stipulated in this agreement.

3    SUSPENSIVE CONDITION

3.1 The whole of this agreement (other than this 3, 20 and 22 to 24 (both inclusive) and 26 to 28 (both inclusive), all read with 1, which shall become effective on the signature date) is subject to the fulfilment of the suspensive condition that the whole of the Mvela Gold loan capital is actually advanced to the company on or before 30 June 2004.

3.2 Each of Gold Fields and Mvela Resources is entitled, on one or more occasions, by notice in writing to the other, to extend the date for fulfilment of the suspensive condition beyond the date stated in 3.1 (as extended from time to time in terms of this 3.2) by not more than 180 days In the aggregate (which shall include all such extensions, whether by Gold Fields or Mvela Resources).

                                                                [WERKSMANS LOGO]

3.3 Notwithstanding the date stated in 3.1 (as extended in terms of 3.2, If applicable), each of the parties shall use its reasonable commercial endeavours to procure the fulfilment of the suspensive condition as soon as reasonably possible after the signature date.

3.4 If the suspensive condition is not timeously fulfilled, this agreement (other than 3.2, this 3.4, 20, 22 to 24 (both inclusive) and 26 to 28 (both inclusive), all read with 1, by which the parties shall remain bound) shall be of no force or effect and the parties shall be restored as near as may be possible to the positions in which they were immediately prior to the signature date. No party shall have any claim against any other as a result of, or arising out of or pursuant to, such non-fulfilment save if it deliberately frustrates the fulfilment thereof or breaches 3.3.

4    COMMENCEMENT AND DURATION

     This agreement shall commence on the commencement date and each provision hereof shall thereafter, save as stated to the contrary in 12 and 19.3.3, continue to bind each party only if and for so long as -

4.1       Gold Fields is a shareholder; and

4.2 Mvela Gold either holds or beneficially owns the empowerment interest or is a shareholder,

     but in any event, save as stated to the contrary in 12 and 19.3.3, only until the listing date,

5    MEMORANDA AND ARTICLES OF ASSOCIATION

5.1 If any of the provisions of the GFI memorandum and/or GFI articles and/or the memorandum and/or articles of association of any other company forming part of the GFI group conflict with any of the provisions of this agreement, any party may require the GFI memorandum and/or GFI articles and/or the memorandum and/or

                                                                [WERKSMANS LOGO]
          articles of association of any other company forming part of the GFI group to be amended accordingly. The parties shall vote in favour, and/or procure that the shareholders of any other company forming part of the GFI group vote in favour, of all resolutions necessary to amend such memorandum and/or articles.

5.2 Without detracting from 5.1, if any provision of this agreement conflicts with any provision of the GFI memorandum and/or GFI articles and/or the memorandum and/or articles of association of any other company forming part of the GFI group, the provisions of this agreement shall take precedence and shall be given effect to by the parties if legally possible.

6    GOLD FIELDS' AND THE COMPANY'S WARRANTIES

6.1 Each of Gold Fields and the company warrants in favour of each of Mvela Resources and Mvela Gold -

6.1.1 that, to the best of Gold Fields' and the company's knowledge, the audited consolidated and separate financial statements of the Gold Fields group as at 30 June 2003 ("June 2003 accounts") were prepared -

6.1.1.1 in accordance with International Financial Reporting Standards, the Companies Act and all other applicable laws;

6.1.1.2 subject to 6.1.1.1, in a manner such as to fairly present the state of affairs, operations and results of the Gold Fields group as at, and in respect of the twelve month period ended, 30 June 2003; and

6.1.1.3 unless inconsistent with 6.1.1.1, or as otherwise disclosed by Gold Fields to Mvela Resources in writing prior to the signature date, upon the same bases and applying the same criteria as were applied in the

                                                                [WERKSMANS LOGO]
                    preparation of the audited financial statements of the Gold Fields group in previous financial years;

6.1.2 that, immediately prior to the implementation of the GF reorganisation agreement ("REORG IMPLEMENTATION DATE") -


6.1.2.1             and as at the commencement date -

6.1.2.1.1 there will be 850 GFI ordinary shares, and no other equity shares or other shares in the capital of the company, in issue;

6.1.2.1.2 Gold Fields will be the sole registered and beneficial owner of all the issued GFI ordinary shares;

6.1.2.1.3 no person will have any right (including, without limitation, any option or right of first refusal) to subscribe for or acquire any GFI ordinary shares or any other equity shares or other shares in the capital of the company;

6.1.2.1.4                the company will have no subsidiaries;

6.1.2.2 the company will have no assets (other than those arising on the issue of its ordinary shares) and no liabilities (other than audit and company secretarial fees);

6.1.3 subject to 6.2, that from (and including) the reorg implementation date and thereafter, for such period/s as Mvela Gold holds or beneficially owns the empowerment interest and for such periods ("LATER PERIOD") as Mvela Gold holds or beneficially owns at least 10% of the issued equity share capital of the company (but in respect of the later period, only to the extent to which it carries on business with related

                                                                [WERKSMANS LOGO]
               parties), the company will, and Gold Fields and the company will procure that each of the company's subsidiaries will, unless otherwise agreed in writing in advance by Mvela Resources carry on its business in a manner not likely to materially adversely affect its financial position or solvency.

6.1.4 subject to 6.2, from (and including) 30 June 2003 until (and including) the reorg implementation date -

6.1.4.1 the reorg sellers have carried on, and will carry on, their businesses in the ordinary, normal and regular course;

6.1.4.2 none of the material assets of the reorg sellers have been, or will be, disposed of;

6.1.4.3 the reorg sellers have not concluded, and will not conclude, any material agreements or material transactions outside the ordinary, normal and regular course of their businesses; and

6.1.4.4 the reorg sellers have not incurred, and will not incur, any material liabilities (whether actual, contingent, conditional or otherwise) outside the ordinary, normal and regular course of their businesses;

6.1.5 that, save as a result of factors which have been made public prior to the signature date (including, without limitation, in the June 2003 accounts and the Gold Fields group's quarterly results announcements) or factors beyond the control of Gold Fields including, without limitation, changes in the Dollar-denominated gold price and the Rand/Dollar exchange rate, there will be no material adverse difference between the financial position, assets and liabilities of the reorg sellers, as reflected in the audited consolidated and separate financial statements of the Gold Fields group as at 30 June 2003 and

                                                                [WERKSMANS LOGO]
               the financial position, assets and liabilities of the GFI group as at the commencement date;

6.1.6 that from (and including) the commencement date until (and including) the subscription date, there will only be one class of equity shares in the capital of the company, being the GFI ordinary shares.

6.2 The conclusion and implementation by Gold Fields and the company of the transaction documents shall be deemed not to constitute a breach of any warranty in 6.1.

7    MVELA RESOURCES' WARRANTIES

7.1 Mvela Resources warrants in favour of Gold Fields that, as at the signature date and until the repayment date.

7.1.1 at least 26% of its issued equity share capital is, and will remain, held by HDSAs; and

7.1.2 both management control and board control of Mvela Resources vests, and will be vested, in HDSAs. For purposes of this 7.1.2.

7.1.2.1 "BOARD CONTROL" means having such number of nominee directors of Mvela Resources as constitutes a majority of the directors thereof; and

7.1.2.2 "MANAGEMENT CONTROL" means control, subject to the overriding control and authority of its board of directors, of the day to day management and operations of Mvela Resources in the ordinary course.

7.2 if it comes to the knowledge of Mvela Resources at any time prior to the repayment date that it has ceased to comply with 7.1 for any reason, it shall -

                                                                [WERKSMANS LOGO]

7.2.1 notify Gold Fields thereof as soon as reasonably possible after becoming aware thereof; and

7.2.2 notwithstanding 7.1, be deemed not to be in breach of 7.1 if it procures within ninety days after it acquires such knowledge that it once again complies with 7.1.

7.3 Subject to signature of a confidentiality agreement on such terms as Mvela Resources may reasonably require, Gold Fields shall be entitled from time to time, on reasonable notice, to request access to such information as it may reasonably require in order to verify whether Mvela Resources is in compliance with its warranty in 7.1 or constitutes an HDSA company. If Mvela Resources and/or Gold Fields becomes aware at any time prior to the repayment date that Mvela Resources is for any reason not an HDSA company, then, without prejudice to Gold Fields' rights (if any) arising on any breach of 7.1, Mvela Resources and/or Gold Fields (as the case may be) shall notify one another thereof and endeavour (without any obligation to actually reach agreement) in good faith to agree on how best to procure that Mvela Resources will be an HDSA company; provided that nothing in this 7.3 shall place any obligation on Gold Fields to endsavour to reach any such agreement with Mvela Resources if Mvela Resources is in breach of its warranty in 7.1.

8    DIRECTORS

8.1       There shall be a maximum of seven directors.

8.2 Gold Fields shall be entitled to nominate for appointment the majority of the directors to the board.

8.3 Mvela Gold shall be entitled to nominate for appointment two directors. The appointment of each Mvela Gold nominee to the board shall be subject to the prior written approval of Gold Fields not to be unreasonably withheld. If Gold Fields reasonably withholds its

                                                                [WERKSMANS LOGO]
          consent to a nominee, Mvela Gold shall be entitled to nominate someone else and this process shall continue until a nominee of Mvela Gold is approved by Gold Fields or until Gold Fields unreasonably withholds its consent to a nominee.

8.4 Each of Gold Fields and Mvela Gold shall have the right from time to time to appoint an alternate to each director nominated by it and to remove any director (or alternate) nominated by it and to nominate for appointment a replacement director; provided that each nominee of Mvela Gold shall be subject to the prior approval of Gold Fields (not to be unreasonably withheld) mutatis mutandis in accordance with the provisions of 8.3.

8.5 Mvela Gold shall be entitled, on notice to the company, mutatis mutandis in accordance with 8.3 to appoint two members to each of the -

8.5.1 operations committee of the board and/or such other committees of the board and/or the company which have operational functions;

8.5.2          transformation sub-committee of the board.

8.6 Mvela Gold shall be entitled, in respect of each of the company's subsidiaries and on notice to the company and the relevant subsidiary, mutatis mutandis in accordance with 8.3, to appoint.

8.6.1          two directors on the board of directors of such subsidiary; and

8.6.2 a member on each committee of such subsidiary which has operational functions.

9    MATERIAL MATTERS

     The company undertakes that -

                                                                [WERKSMANS LOGO]

9.1 it will not commit itself to or implement any of the following matters, resolutions or transactions (and the stakeholders undertake that they will not take any steps of any nature to approve, authorise, assist or permit the company to become bound or committed to or implement any such matter, resolution or transaction), unless such matter, resolution or transaction has been approved in writing in advance by Mvela Resources -

9.1.1          the disposal (in one or more or a series of transactions) of -

9.1.1.1 the whole, or substantially the whole, of the undertaking of the company as constituted on the reorg implementation date, the commencement date or any other date; or

9.1.1.2 any of the material assets of the company as at the reorg implementation date, the commencement date or any other date including, without limitation, material intangible assets,

               and the terms and conditions of any such restricted disposal. All disposals falling within the ambit of 9.1.1.1 and 9.1.1.2 are referred to hereinafter collectively as the "restricted disposals";

9.1.2 the entering into, conclusion, amendment, novation or cancellation (whether consensual or unilateral cancellation) of any material undertaking, agreement, transaction, understanding, arrangement or the like between the company and any related party other than -

9.1.2.1             the transaction documents;

9.1.2.2 the movement of cash between the company and any other company forming part of the Gold Fields group;

                                                                [WERKSMANS LOGO]

9.1.2.3 the granting by the company of any guarantee for the obligations of any other company in the Gold Fields group;


9.1.2.4 an agreement between the company and any other company forming part of the Gold Fields group for the provision of services in the ordinary, normal and regular course of business and on arms-length terms (for purposes of which the ordinary, normal and regular course of business will be determined with reference to the manner in which the reorg sellers carried, and carry, on their businesses prior to the disposal thereof under the GF reorganisation agreement), and the terms and conditions of such material undertakings, agreements, transactions, understandings and arrangements (other than those referred to in 9.1.2.1 to 9.1.2.4 (both inclusive));

9.1.3 any material amendment or material addition to, material deletion from, or supercession or replacement of, the GFl memorandum and/or GFl articles;

9.1.4 the voluntary liquidation of the company, whether by shareholders' resolution or otherwise.

9.2 The provisions of 9.1 shall apply, mutatis mutandis, to each material subsidiary of the company from time to time. For the avoidance of doubt, Gold Fields and the company shall procure that no material subsidiary of the company shall become bound or committed to any of the matters, resolutions or transactions set out in 9.1 unless such matter, resolution or transaction (as the case may be) shall have been approved in writing in advance by Mvela Resources. The parties irrevocably and unconditionally undertake to use their reasonable commercial endeavours to procure that the -

                                                                [WERKSMANS LOGO]

9.2.1 directors, officers and employees of all material subsidiaries of the company from time to time comply with this 9.2; and

9.2.2 persons who are authorised from time to time by the company and/or any of its subsidiaries from time to time to attend and vote at meetings of shareholders of material subsidiaries comply with this 9.2.

9.3 The provisions of 9.1 and 9.2 shall apply over such period/s in which Mvela Gold holds or beneficially owns the empowerment interest and such periods ("SUBSEQUENT PERIODS") in which Mvela Gold holds or beneficially owns at least 10% of the issued equity share capital of the company; provided that the provisions of 9.1.1 shall only apply in the subsequent period in respect of restricted disposals to related parties.

10   RESTRICTIONS ON  DISPOSAL OF  EMPOWERMENT INTEREST AND SHARES

10.1      RESTRICTIONS ON DISPOSALS AND ENCUMBRANCES BY MVELA GOLD

10.1.1 Save as expressly stated to the contrary in this agreement or the transaction documents, Mvela Gold shall not dispose of or encumber all or any part of the empowerment interest or all or any part of its claims on loan account until the repayment date; provided that it may in the period up to (and including) the repayment date encumber all or any part of the empowerment interest or all or any part of its claims on loan account in order to settle or roll-over all or any of its obligations to its financiers in respect of the acquisition of the empowerment interest (but then subject, mutatis mutandis, to Gold Fields' pre-emptive rights contained in the Mvela Gold subscription agreement).

10.1.2 Save as expressly stated to the contrary in this agreement or the transaction documents, Mvela Gold may not dispose of or encumber all or any part of the empowerment interest, all or any of its equity shares or other shares in the capital of the company or all or any or part of its claims on loan account or

                                                                [WERKSMANS LOGO]
               all or any of its rights or interests therein or thereto after the repayment date unless it complies with the pre-emptive rights provisions in favour of Gold Fields contained in the Mvela Gold subscription agreement.

10.2      RESTRICTION ON DISPOSALS BY GOLD FIELDS

10.2.1 Save for a disposal under 10.2.3, Gold Fields shall not dispose of all or any of its equity shares or other shares in the capital of the company (or any rights or interests therein or thereto) or all or any part of its claims on loan account (or any rights or interests therein or thereto) -

10.2.1.1 until the subscription date without the prior written consent of Mvela Gold; and

10.2.1.2 on or after the subscription date unless it first complies with 10.2.2 (if applicable).

10.2.2 Save for a disposal under 10.2.3, if Gold Fields intends to dispose, at any time on or after the subscription date when Mvela Gold holds or beneficially owns at least 10% of the issued equity share capital of the company, of all or any of its equity shares or other shares in the capital of the company to any person ("PROPOSED PURCHASER") which disposal, if implemented, will result in Gold Fields ceasing to control the company and/or any person acquiring control of the company, Gold Fields shall give prior written notice of its intention to do so ("TAG ALONG NOTICE") to Mvela Gold. The tag along notice shall contain all the terms and conditions upon which Gold Fields intends to effect such disposal including, without limitation, the name of the proposed purchaser ("THIRD PARTY") (and if the third party is a nominee, subsidiary or agent of another person, the name of that other person), the purchase consideration and the method of discharge thereof. If Mvela Gold, within thirty days after receipt by it of the tag along

                                                                [WERKSMANS LOGO]
               notice, gives written notice to Gold Fields requiring it to do so, Gold Fields shall not implement such disposal unless it procures that the third party purchases all of Mvela Gold's equity shares and other shares in the capital of the company and all of Mvela Gold's claims on loan accounts at the same price per equity share and other share in the capital of the company and on the same terms, mutatis mutandis, as those on which Gold Fields intends to dispose of its equity shares and other shares in the capital of the company and claims on loan account to the third party.

10.2.3 Gold Fields shall be entitled at any time to dispose of all (but not some) of its equity shares and other shares in the capital of the company to a wholly-owned subsidiary of Gold Fields; provided that -

10.2.3.1 Gold Fields shall give prior written notice of such proposed transfer to Mvela Gold, which notice shall include the identity of the proposed transferee and a written undertaking by the proposed transferee in favour of Mvela Gold to be bound by the terms of this agreement and the transaction documents, in which it selects a domicilium for purposes of this agreement;

10.2.3.2 prior to the proposed transferee ceasing to be a wholly-owned subsidiary of Gold Fields, Gold Fields shall procure that the proposed transferee shall transfer all the equity shares and other shares held by it in the capital of the company to another wholly-owned subsidiary of Gold Fields, failing which it shall be deemed to have sold and transferred these shares to Gold Fields at book value with effect from the day preceding the date upon which it ceases to be a wholly-owned subsidiary of Gold Fields;

                                                                [WERKSMANS LOGO]

10.2.3.3 all references in this agreement to Gold Fields (other than in this 10.2.3) shall be deemed to include the proposed transferee; and

10.2.3.4 Gold Fields hereby as co-principal debtor with the proposed transferee jointly and severally guarantees the obligations of the proposed transferee under this agreement.

11   DEEMED OFFERS

11.1      If either Mvela Gold or Mvela Resources -

11.1.1 becomes subject to any provisional or final order for its winding-up, liquidation or judicial management or is made subject to any similar legal disability; or

11.1.2 voluntarily, whether by way of a shareholders' resolution or otherwise, places itself under winding-up or in liquidation other than for the purposes of a bona fide group reorganisation; or

11.1.3         compromises with its creditors generally,

          then Mvela Gold shall be deemed, on the day prior to that on which an event referred to in 11.1 ("EVENT") takes place, to have offered ("DEEMED OFFER") to sell the empowerment interest or its equity shares or other shares in the capital of the company (as the case may be) ("DEEMED OFFER SHARES") and all its claims on loan account (if any) ("DEEMED OFFER CLAIMS") to Gold Fields.

11.2 For the avoidance of doubt, the provisions of this 11 and any disposal under this 11 shall not adversely affect the rights of the -

11.2.1 bank lenders under the bank lenders cession in securitatem debiti; or

                                                                [WERKSMANS LOGO]

11.2.2 Mezz SPV funders under the Mezz SPV cession in securitatem debiti.

11.3 The deemed offer shall be subject to the following terms and conditions -

11.3.1 the price of the deemed offer shares and the deemed offer claims ("DEEMED OFFER PRICE") (which shall be expressed and payable in South African Rands) shall be the fair market value thereof as at the date of the deemed offer. Such fair market value shall-

11.3.1.1 be determined by an independent merchant bank ("DEEMED OFFER EXPERT") agreed to by the parties, or failing agreement by them within three business days of the one requesting the others to so agree, selected by AFSA. The deemed offer expert shall act as an expert and not an arbitrator and its determination shall, in the absence of manifest error or failure to comply with this 11, be final and binding on the parties and shall be carried into effect without delay;

11.3.1.2 notwithstanding the aforegoing, disregard the fact that the shares concerned (or the shares into which the empowerment interest will effectively convert, as the case may be) constitute either a majority or a minority holding;

11.3.2 the parties shall use their reasonable endeavours to procure that the deemed offer expert makes his determination within thirty days after being instructed to do so. The costs of the deemed offer expert shall be borne and paid by Mvela Gold;

11.3.3 the deemed offer shall be irrevocable and open for acceptance by written notice thereof delivered to Mvela Gold within a period ("ACCEPTANCE PERIOD") of thirty days commencing on

                                                                [WERKSMANS LOGO]
               the date of receipt by Gold Fields of the deemed offer expert's written determination in terms of 11.3.1.1;

11.3.4 the deemed offer shall be subject to the suspensive condition ("DEEMED OFFER CONDITION") that all regulatory approvals (if any) which are necessary for the implementation of the sale arising from the acceptance of the deemed offer are obtained within ninety days after the date of acceptance of the offer. Mvela Gold shall use its reasonable commercial endeavours to procure the obtaining of any required regulatory approvals as expeditiously as possible;

11.3.5 the deemed offer price shall be payable within seven days of the date of acceptance of the offer or date of fulfilment of the ' deemed offer condition (as the case may be) in cash in Rands, free of exchange, withholding, set-off, contribution or deduction, against delivery to Gold Fields of the share certificates in respect of the deemed offer shares, duly signed and currently dated share transfer forms in respect thereof and a written cession of the deemed offer claims.

11.4 The provisions of this 11 shall apply for so long as Gold Fields controls the company.

12   PRE-EMPTIVES ON MVELA GOLD SHARES

12.1 Subject to the transaction documents, Mvela Resources may not dispose of any of its equity shares in Mvela Gold and/or its claims on loan accounts against Mvela Gold (an "EQUITY INTEREST") save in accordance with the following provisions of this 12 and shall further procure that no further equity shares in Mvela Gold are issued to any party other than Mvela Resources without the prior written approval of Gold Fields.

                                                                [WERKSMANS LOGO]

12.2 If Mvela Resources receives an offer (a "THIRD PARTY OFFER") for an equity interest from a bona fide third party (the "THIRD PARTY OFFEROR") or otherwise wishes to dispose of an equity interest (in each case the "OFFER INTEREST") it shall first offer in writing to sell the offer interest to Gold Fields.

12.3      Any offer (the "OFFER") in terms of 12.2 shall-

12.3.1         be in writing and delivered to Gold Fields;

12.3.2 remain open for acceptance for a period of ten business days after receipt;

12.3.3         be accompanied, in the case of a third party offer by -

12.3.3.1 a written memorandum of the consideration and all the other terms and conditions that have been offered to Mvela Resources orally; or

12.3.3.2 a true and complete copy of any written offer made to Mvela Resources (which sets out the consideration and all other terms and conditions of such third party offer),

               by the third party offeror in respect of the offer interest which Mvela Resources wishes to accept, and which in either case must contain the name of the third party offeror, and in the case where the third party offeror is an agent, the name of his ultimate principal (if any);

12.3.4 in the case of a third party offer, be deemed to be for the consideration and subject to, mutatis mutandis the terms and conditions set out in the memorandum or written offer referred to in 12.3;

                                                                [WERKSMANS LOGO]

12.3.5 if there is no third party offer, state that fact and shall state the consideration and full terms and conditions upon which Mvela Gold wishes to sell the offer interest;

12.3.6         be subject to the conditions that -

12.3.6.1 Mvela Gold's offer may be accepted by Gold Fields only on the basis that all of the offer interest offered is to be purchased;

12.3.6.2 the consideration shall be for cash and be expressed only in the currency of South Africa;

12.3.6.3 all regulatory approvals required to implement the sale resulting from an acceptance of the offer are obtained within ninety days of the date upon which the offer is accepted by Gold Fields ("OFFER CONDITION");

12.3.6.4            not be subject to any other terms and conditions.

12.4 Should Gold Fields wish to accept any offer, Gold Fields shall provide Mvela Gold with written notice (the "ACCEPTANCE NOTICE") to that effect within the period referred to in 12.3.2.

12.5 If the offer is duly accepted by Gold Fields in terms of 12.4 and the offer condition is fulfilled within the ninety day period referred to in 12.3.6.3, then there shall be an agreement of purchase and sale of the offer interest between Mvela Resources and Gold Fields on the terms and conditions of the offer provided that -

12.5.1 payment of the purchase price shall be made within ten business days after the acceptance of the offer referred to in 12.4 or fulfilment of the offer condition (as the case may be) against compliance by Mvela Resources with 12.5.3;

                                                                [WERKSMANS LOGO]

12.5.2 should payment for the offer interest occur after the payment date specified in 12.5,1, then without prejudice to Mvela Resources' other rights in law or in terms of this agreement Gold Fields shall pay interest on the purchase price at the prime rate from the payment date specified in 12.5.1 until the date of payment;

12.5.3         Mvela Gold shall -

12.5.3.1            against compliance by Gold Fields with 12.5.1 -

12.5.3.1.1 deliver the relevant share certificate(s) to Gold Fields together with duly signed share transfer forms blank as to transferee and if applicable a duly signed deed of cession of the claims on loan account forming part of the offer interest;

12.5.3.1.2 Mvela Resources shall do all such other things and execute all such other documents as Gold Fields may reasonably require to give effect to the sale and purchase of the offer interest.

12.5.3.2 Should the offer not be accepted by Gold Fields within the period applicable under 12.3.2, then Mvela Resources shall be entitled to dispose of the offer interest to any third party provided that -

12.5.3.2.1 the disposal is entered into within thirty days from the date on which Mvela Resources receives written notification from Gold Fields of its rejection of the offer or the offer expires, whichever is the earlier; provided that it may be subject to the suspensive condition that all regulatory approvals required to implement the disposal are obtained within ninety days after such thirty day period;

                                                                [WERKSMANS LOGO]

12.5.3.2.2 the sale is not effected at a price and on terms and conditions which are more favourable than those first offered to Gold Fields in terms of the offer;

12.5.3.2.3 should such agreement not be entered into within the thirty days referred to in 12.5.3.2.1, or should the regulatory approvals not be obtained within the ninety day period referred to in 12.5.3.2.1 all the provisions of this clause shall apply de novo to the offer interest.

12.6 Notwithstanding anything else in this 12 it shall not apply to and therefore not preclude -

12.6.1 any transfer of any equity interest by Mvela Resources to a bona fide nominee of Mvela Resources or from any such bona fide nominee back to Mvela Resources or from any one such bona fide nominee to any other such bona fide nominee, where there is no change of beneficial ownership of the equity interest in question;

12.6.2 any transfer of any equity interest by Mvela Resources to any other company which is a wholly owned subsidiary of Mvela Resources, provided that the transferee continues to be a wholly owned subsidiary of Mvela Resources. Mvela Resources shall continue to be bound by the provisions of this agreement and undertakes that if the transferee, after having taken transfer of the equity interest in question, ceases to be a wholly owned subsidiary of Mvela Resources, it will prior to so ceasing transfer all equity interest it may then be holding back to Mvela Resources or its nominee in accordance with the requirements of 12.6.1.

                                                                [WERKSMANS LOGO]

13   FUNDING

13.1 All funds which are required to finance the day to day operations and activities of the GFI group shall be sourced, at the company's election, from the GFI group's retained earnings and cash-flow, from borrowings from third party financiers and from shareholders' loans on terms no more onerous to the company than those upon which the amount concerned can be borrowed from independent third party financiers.

13.2      The provisions of 13.1 shall apply until the subscription date.

13.3 For purposes of clarity and notwithstanding anything to the contrary in this agreement, no company forming part of the Gold Fields group or the Mvela Resources group shall be under any obligation to lend and advance any amounts or otherwise provide any funding to any company forming part of the GFI group.

13.4 It is recorded and agreed that the purchase price payable in terms of the GF reorganisation agreement has been credited to special loan accounts of the reorg sailers and of the other sellers under that agreement against the company in the books of the company. After application of the proceeds of the advance of the Mvela Gold loan capital, a balance of approximately R550 000 000 shall still remain owing on such loan accounts, which balance shall then be subject to the following terms and conditions -

13.4.1 they bear interest at a market-related interest rate as determined by an investment bank to be agreed between the parties to the GF reorganisation agreement, and failing agreement between them on the identify of such investment bank within ten business days from the effective date thereof, then an investment bank appointed by the chief executive for the time being of the South African Institute of Chartered Accountants, acting as an expert and not as an arbitrator and

                                                                [WERKSMANS LOGO]
               whose determination shall be final and binding on the parties thereof;

13.4.2 the interest thereon shall, unless otherwise agreed, be calculated and payable six-monthly in arrears;

13.4.3 they shall be repayable in whole or in part from time to time on the giving of not less than twelve months (or a shorter period agreed to by Mvela Resources) written notice; provided that they shall immediately become due and payable on the happening of either of the following -

13.4.3.1 the granting of an order, whether provisional or final, placing the company under liquidation or judicial management;

13.4.3.2 the company making a compromise offer in general to its creditors;

13.4.4 to the extent that the company raises finance from any third party, the company is obliged to apply such funds to proportionally reduce those loan accounts.

14   GUARANTEES

14.1 No company forming part of the GFI group shall enter into any undertaking, agreement, transaction, understanding or arrangement or the like which requires any guarantee to be furnished by any company ("RELEVANT COMPANY") forming part of the Gold Fields group or the Mvela Resources group unless (and then only to the extent) the relevant company agrees thereto in writing in advance.

14.2 No company forming part of the Gold Fields group or the Mvela Resources group shall be obliged to give any guarantee for the obligations of any company forming part of the GFI group.

                                                                [WERKSMANS LOGO]

15   REFERRAL OF OPPORTUNITIES

15.1 Gold Fields warrants and undertakes in favour of each of Mvela Resources and Mvela Gold, and Mvela Resources warrants in favour of Gold Fields that -

15.1.1         for so long as Gold Fields controls the company; and

15.1.2 for such period/s as Mvela Gold holds or beneficially owns the empowerment interest or at least 10% of the issued equity share capital of the company,

          Gold Fields and Mvela Resources respectively will procure that, save through the GFI group, none of the members of the Gold Fields group or the Mvela Resources group respectively shall, save as otherwise stated in this 15, directly or indirectly, acquire, invest in, acquire any interest in, take advantage of, be concerned, engaged or interested in or derive any benefit from, any person or opportunity which directly or indirectly involves, includes, carries on, incorporates, comprises, relates to, or is engaged, concerned or interested in, the gold mining business (collectively, "OPPORTUNITY").

15.2      For purposes of this 15, "gold mining business" refers to -

15.2.1 the operation of gold mines and exploration for, and mining, marketing and selling of, gold, in South Africa and all activities comprised thereby or ancillary or analogous thereto; and

15.2.2 any other activity or business in South Africa which is substantially the same as any of the activities or the business referred to in 15.2.1.

15.3 Upon Gold Fields or Mvela Resources ("FURNISHING PARTY") becoming aware of an opportunity (and Gold Fields and Mvela Resources shall procure that if any other member of the Gold Fields group or the Mvela Resources group respectively becomes aware of an

                                                                [WERKSMANS LOGO]
          opportunity) it shall forthwith notify the other of them ("RECEIVING PARTY") and the company in writing of the opportunity ("OPPORTUNITY NOTICE") and furnish the receiving party and the company with all information known by it in relation thereto (subject, to the extent required, to signature of a confidentiality undertaking).

15.4 After receipt by the receiving party of the opportunity notice, the parties shall procure that a meeting of the board is held as soon as reasonably possible thereafter for purposes of considering whether the company should investigate, evaluate, pursue and/or acquire the opportunity.

15.5 If the board resolves that the company should investigate, evaluate, pursue and/or acquire the opportunity then -

15.5.1 subject to any provision to the contrary in this 15, neither Gold Fields nor Mvela Resources shall (and Gold Fields and Mvela Resources shall procure that no other member of the Gold Fields group and the Mvela Resources group respectively shall) itself investigate, evaluate, pursue and/or acquire the opportunity; and

15.5.2 the stakeholders shall provide or procure the provision of all assistance which the company may reasonably require in respect of the investigation, evaluation, pursuance and/or acquisition of the opportunity (at the company's cost).

15.6 Any resolution of the board referred to in 15.5 shall not be deemed to constitute, or be construed as constituting, a binding undertaking of any nature by the company in relation to the subject matter of such opportunity other than an undertaking to endeavour, in good faith -

15.6.1 to reach agreement with the beneficial owners and holders of the opportunity on the viability of the company exploiting such opportunity; and

                                                                [WERKSMANS LOGO]

15.6.2 if such agreement is reached, to reach agreement on the terms and conditions upon which such opportunity is to be taken, acquired or entered into.

          Accordingly, the company shall not be obliged to agree to the acquisition thereof or the investment therein nor shall any stakeholder have the right to require the company to so agree. Failure by the company to reach agreement as aforesaid shall, without prejudice to Mvela Resources' rights under 15.7.1.1, not affect or prejudice in any way any restriction on the investigation, evaluation, pursuit and/or acquisition of an such opportunity which is imposed on Gold Fields or Mvela Resources in terms of this 15.

15.7      Notwithstanding 15.5 and 15.6, Mvela Gold shall, if it is the -

15.7.1 furnishing party, be entitled (either itself or through another member of the Mvela Resources group), to investigate, evaluate, pursue and/or acquire an opportunity if -

15.7.1.1 the board resolves that the company should investigate, evaluate, pursue and/or acquire the opportunity but thereafter the company fails to unconditionally acquire the opportunity within 360 days after the date of such board resolution; or

15.7.1.2            the board -

15.7.1.2.1 resolves that the company should not investigate, evaluate, pursue and/or acquire that opportunity; or

15.7.1.2.2 fails to hold a meeting of the board thereon or fails to vote thereon within sixty days after the date upon which Gold Fields receives the opportunity notice;

                                                                [WERKSMANS LOGO]

15.7.2 receiving party, be entitled (either itself or through another member of the Mvela Resources group) to investigate, evaluate, pursue and/or acquire an opportunity if the board -

15.7.2.1 resolves that the company should not investigate, evaluate, pursue and/or acquire that opportunity; or

15.7.2.2 fails to hold a meeting of the board thereon or fails to vote thereon within sixty days after the date upon which Gold Fields receives the opportunity notice.

15.3 Whether it is the furnishing shareholder or the receiving shareholder, Gold Fields shall only be entitled to investigate, evaluate, pursue and/or acquire opportunities through the company. Accordingly, Gold Fields shall not be entitled to, and shall procure that no other member of the Gold Fields group other than the company shall, investigate, evaluate, pursue and/or acquire any opportunity (even if the provisions of 15.7.1.1, 15.7.1.2.1 or 15.7.1.2.2 are applicable).

15.9      Each of Gold Fields and Mvela Resources acknowledges that -

15.9.1 the limitations imposed upon it in terms of this 15 are fair and reasonable as to subject matter, area and duration and are reasonably necessary to protect the proprietary interests of the GFI group, the Gold Fields group and the Mvela Resources group and to maintain the goodwill of the GFI group, the Gold Fields group and the Mvela Resources group;

15.9.2 the provisions of this 15 shall be construed as imposing a separate and independent limitation, severable from the rest of them, in respect of -

15.9.2.1            each calendar month;

15.9.2.2            every locality falling within South Africa; and

                                                                [WERKSMANS LOGO]

15.9.2.3 every activity falling within the ambit of the gold mining business.

15.10 Nothing in this 15 shall preclude either Gold Fields or Mvela Resources and/or any member of the respective groups of which they form part from collectively acquiring -

15.10.1 an aggregate of not more than 5% of the issued equity share capital of any person, the shares or other equity interests of which are listed on a recognised stock exchange, even if it falls within, or conducts any activity falling within, the gold mining business; or

15.10.2 any asset which does not fall within the ambit of the gold mining business.

16   DIVIDENDS AND OTHER DISTRIBUTIONS TO SHAREHOLDERS

16.1 Dividends, and other distributions shall be declared and made at the discretion of, and at such rate and at such times as may be determined by, the board from time to time; provided that -

16.1.1 Gold Fields and the company shall procure that each company forming part of the GFI group shall manage its cash flows and resources from time to time in a manner which is not likely to materially adversely affect the financial position and/or solvency of the GFI group;

16.1.2 Gold Fields and the company shall procure that GFI group borrowings from time to time to finance dividends and other distributions shall not exceed such levels as are likely to materially adversely affect the financial position and/or solvency of the GFI group.

16.2 The provisions of this 16 shall apply over the period/s in which Mvela Gold holds or beneficially owns the empowerment interest or at least 10% of the issued equity share capital of the company.

                                                                [WERKSMANS LOGO]

17   PARTIES' RIGHTS TO INFORMATION AND TO EXAMINE BOOKS AND ACCOUNTS

     Gold Fields and the company shall procure that subject to the signature of a confidentiality agreement on such terms as the company may reasonably require -

17.1 the respective directors nominated by Gold Fields (on the one hand) and Mvela Gold (on the other) are entitled to disclose to Gold Fields and to Mvela Gold and Mvela Resources (respectively) all information which they receive in their capacity as directors and to furnish Gold Fields and each of Mvela Gold and Mvela Resources (respectively) with copies of all documents containing any such information; and

17.2      each of Gold Fields, Mvela Gold and Mvela Resources is -

17.2.1 furnished, in such format and in such manner as it may reasonably require from time to time, all such further information concerning the affairs of any of the entities forming part of the GFI group; and

17.2.2 entitled to examine all books, records and financial statements of any of the entities forming part of the GFI group,

          as it may reasonably require to protect, enforce, give effect to or preserve its rights or interests under this agreement or any other transaction document or in the GFI group.

18   INCREASES IN HDSA INTEREST IN THE GFI GROUP


18.1 Save under a bona-fide GFI group employee share incentive scheme, if Gold Fields or the company wishes to increase the HDSA interest in equity shares and/or other shares in the capital of the company and/or in the equity or non-equity share capital of a subsidiary of the company and/or in any business or assets of the GFI group
          ("ADDITIONAL HDSA INTEREST"), neither Gold Fields nor the company

                                                                [WERKSMANS LOGO]
          shall be entitled to do so (and Gold Fields and the company shall procure that the subsidiary concerned shall not do so) unless Gold Fields or the company (as the case may be) has first offered the additional HDSA interest to Mvela Gold in writing ("HDSA OFFER"). The HDSA offer shall -

18.1.1         be in writing;

18.1.2 be irrevocable and open for acceptance by Mvela Resources (or a wholly-owned subsidiary of Mvela Resources selected by Mvela Resources) ("MVELA RESOURCES GROUP MEMBER") for a period of fifty days (or such other period as Gold Fields or the company, as the case may be, and Mvela Resources may agree in writing) following the date of receipt by Mvela Resources of the HDSA offer ("HDSA OFFER PERIOD");

18.1.3 if 18.1.4 is not applicable, stipulate in writing all the material terms and conditions upon which the additional HDSA interest is offered to Mvela Resources;

18.1.4 if there is an offer by a bona fide third party to acquire the additional HDSA interest ("THIRD PARTY OFFER"), furnish a copy of the written or electronic third party offer or deliver a written memorandum to Mvela Resources stipulating all the material terms and conditions upon which the third party has verbally offered to acquire the additional HDSA interest (on the basis that the additional HDSA offer shall be deemed to be made on the terms and conditions contained in the written or electronic offer or written memorandum (as the case may be). The written or electronic offer or written memorandum shall stipulate the name of the third party (and, if it is agent, nominee or subsidiary of another person, the name of that person);

18.1.5         be capable of acceptance only -

                                                                [WERKSMANS LOGO]

18.1.5.1            in whole and not in part; and

18.1.5.2 by the Mvela Resources group member delivering written notice to that effect to Gold Fields or the company, as the case may be, within the HDSA offer period;

18.1.5.3 not be subject to any other term or condition except the condition precedent ("CONDITION PRECEDENT") that all regulatory approvals (if any) which are necessary for the implementation of the transaction resulting from the acceptance of the additional HDSA offer are obtained within ninety days after the date of acceptance of the HDSA offer.

18.1.6 If Mvela Resources accepts the HDSA offer in whole and the condition precedent is fulfilled within the time period stipulated in 18.1.5.3, then the purchase price payable therefor shall be paid by the Mvela Resources group member to Gold Fields or the company, as the case may be, on the twentieth business day after the later of the date of acceptance of the additional HDSA offer and the date of fulfilment of the condition precedent at the company's registered office, against delivery of the additional HDSA interest, certificates or other evidence of ownership of the additional HDSA interest and duly executed transfer forms In respect thereof.

18.1.7         If Mvela Resources

18.1.7.1            does not accept the offer in whole; or

18.1.7.2 does accept the offer in whole but the condition precedent is not fulfilled within the ninety day period stipulated in 18.1.5.3,

                                                                [WERKSMANS LOGO]
               then Gold Fields, the company and/or the subsidiary of the company concerned (as the case may be) shall be entitled -

18.1.7.3 in the circumstances referred to in 18.1.7.1, within ninety days after the earlier of the date upon which Mvela Resources advises Gold Fields or the company (as the case may be) in writing that it does not accept the HDSA offer and the date of expiry of the HDSA offer period;

18.1.7.4 in the circumstances referred to in 18.1.7.2, within ninety days after the expiry of the ninety day period referred to in 18.1.5.3,


               to issue and/or dispose of all (and not some only) of the is additional HDSA interest to a bona fide third party at a pries not lower than that in the HDSA offer; provided that the is material terms and conditions thereof are not more favourable to such third party than any of the material terms and conditions of the HDSA offer. If Gold Fields or the company, as the case may be, does not unconditionally so issue, sell and/or cede the additional HDSA interest to a bona fide third party within the ninety day period stated in 18.1.7.3 or 18.1.7.4 (as the case may be), all of the aforegoing provisions of this 18 shall apply de novo to the additional HDSA interest.

18.2 The provisions of 18.1 shall apply for such period/s as Mvela Gold holds or beneficialy owns the empowerment interest or at least 10% of the issued equity share capital of the company.

18.3 This 18 constitutes a stipulation for the benefit of the Mvela Resources group member, which may accept same at any time.

                                                                [WERKSMANS LOGO]

19   DELISTING OF GOLD FIELDS


19.1 In order to enable Mvela Gold to realise its investment in the company if the issued ordinary shares of Gold Fields are delisted, or are to be delisted, from the JSE, Gold Fields shall procure the happening of one of the following events or actions (for avoidance of doubt, Gold Fields may at its election determine which it shall procure, which it shall do by delivering written notice of its election ("ELECTION NOTICE") to Mvela Resources within thirty days of the first public announcement of the transactions which may result in such delisting) -

19.1.1 if an offer is made, a scheme of arrangement is proposed or any other transaction is made, proposed or entered into which, if implemented or accepted, will result in the delisting of Gold fields' shares on the JSE (collectively "OUTSIDE OFFER") and the shares of the offeror or proposer in terms of the outside offer are listed on a recognised stock exchange on which Mvela Resources is permitted to trade shares, Gold Fields shall procure that, prior to the last date ("LDR") upon which a person must be registered as a Gold Fields shareholder to participate in the outside offer, the offeror or proposer delivers a notice to Mvela Gold in which it undertakes in writing in favour of Mvela Gold to assume all of Gold Fields' rights and obligations under this 19 and under the share exchange provisions in the Mvela Gold subscription agreement and to timeously perform the obligations so assumed. Without limiting the aforegoing, the written notice from the offeror or proposer shall confirm that each reference to Gold Fields in this 19 and in such share exchange provisions shall be deemed to refer to the offeror or proposer and that the implementation of the share exchange will result in the acquisition by Mvela Gold of listed shares of the offeror or proposer mutatis mutandis in accordance with the valuation methodology; or

                                                                [WERKSMANS LOGO]

19.1.2 Gold Fields shall procure that the repayment date is accelerated to a date ("ACCELERATION DATE") prior to the LDR and that the whole of the Mvela Gold loan capital (and all interest owing) is paid to Mvela Gold on the acceleration date on the basis that and such that -

19.1.2.1 Mvela Gold shall be obliged to subscribe for, and the company shall be obliged to issue, the empowerment shares on the acceleration date;

19.1.2.2 Mvela Gold's right to sell the empowerment shares to Gold Fields in terms of the share exchange provisions contained in the Mvela Gold subscription agreement shall be capable of exercise, and Mvela Gold shall be entitled to require the implementation thereof, on or after the acceleration date in accordance with such share exchange provisions; and

19.1.2.3 the Gold Fields shares to which Mvela Gold is entitled in terms of the share exchange provisions shall on the acceleration date be capable of allotment, and issue, and on the exercise of the share exchange provisions by Mvela Gold, shall immediately be allotted and issued to, and registered in the name of, Mvela Gold (on the basis that Mvela Gold becomes a registered holder of Gold Fields shares prior to the LDR); or

19.1.3 Gold Fields shall procure that within six months of the date upon which the shares of Gold Fields are delisted from the JSE ("DELISTING DATE") that the issued equity shares of the company are listed on the JSE; or

19.1.4 in the election notice, Gold Fields shall grant an option ("PUT OPTION") to Mvela Gold to require, by giving written notice ("PUT NOTICE") of at least ten days to Gold Fields to such effect, that Gold Fields purchases Mvela Gold's equity shares and

                                                                [WERKSMANS LOGO]
               other shares in the capital of the company or the empowerment interest (as the case may be) and its claims on loan account on the terms and conditions stipulated in this 19.1.4. The put option shall be subject to the following terms and conditions -

19.1.4.1 the price at which the option may be exercised ("PUT PRICE") shall be the aggregate of the -

19.1.4.1.1 fair market value of the empowerment interest or Mvela Gold's equity shares and other shares in the capital of the company (as the case may be) determined mutatis mutandis in accordance with 11.3.1.1 and 11.3.1.2, as adjusted to take account of the principles contained in the valuation methodology; and

19.1.4.1.2 face value of (plus all accrued but unpaid interest on) Mvela Gold's claims on loan account;

19.1.4.2 the put option may only be exercised by Mvela Gold on one occasion and within ninety days after the repayment date;

19.1.4.3 the put option may only be exercised in respect of all (and not part of) Mvela Gold's equity shares and other shares in the capital of the company or its empowerment interest and the whole of its claims on loan account;

19.1.4.4 the sale agreement arising on the exercise of the put option shall be subject to the obtaining by Mvela Gold of all necessary regulatory approvals (at its cost);

                                                                [WERKSMANS LOGO]

19.1.4.5 if the put option is exercised, the risk and benefit in Mvela Gold's equity shares and other shares in the capital of the company or its empowerment interest (as the case may be) and its claims on loan account shall pass to Gold Fields on the delivery date (as defined in 19.1.4.6.4.1);

19.1.4.6 subject to the transaction documents, Mvela Gold warrants in favour of Gold Fields that, on the delivery date (as defined in 19.1.4.6.4,1) -

19.1.4.6.1 it shall be entitled and able to give free and encumbered title to its equity shares and other shares in the capital of the company or its empowerment interest (as the case may be) and its claims on loan account;

19.1.4.6.2 it shall be the sole and beneficial owner of its equity shares and other shares in the capital of the company or its empowerment interest (as the case may be) and Its claims on loan account;

19.1.4.6.3 no other person shall have any right or interest in or to, or option or right of first refusal to acquire, whether present or future, all or any of its equity shares and other shares in the capital of the company or its empowerment interest (as the case may be) and Its claims on loan account;

19.1.4.6.4 should the put option be exercised and, if applicable, all necessary regulatory approvals are obtained -

                                                                [WERKSMANS LOGO]

19.1.4.6.4.1 Mvela Gold shall, on the third business day ("DELIVERY DATE") after the later of the date of exercise of the put option and the date upon which the regulatory approvals are obtained (if applicable) against compliance by Gold Fields with 19.1.4.6.4.2, transfer its equity shares and other shares in the capital of the company or its empowerment interest to Gold Fields, and deliver the relevant share certificates in respect of the empowerment interest or its equity shares and other shares in the capital of the company or its empowerment interest (as the case may be) signed and blank as to transferee, to Gold Fields and a written cession of Mvela Gold's claims on loan account;

19.1.4.6.4.2 Gold Fields shall, on the delivery date against compliance by Mvela Gold with 19.1.4.6.4.1, pay the put price to Mvela Gold.

19.2 If Gold Fields fails to deliver the election notice to Mvela Gold within the thirty day period referred to in 19.1 or so delivers the election notice but thereafter fails to -

19.2.1 procure a written undertaking in accordance with 19.1.1 by the offeror or proposer in favour of Mvela Gold to assume Gold Fields' rights and obligations under 19.1.1 prior to the LDR (if Gold Fields elects to follow 19.1.1); or

19.2.2 procure the implementation of the provisions of 19.1.2 prior to the LDR (if Gold Fields elects to follow 19.1.2); or

                                                                [WERKSMANS LOGO]

19.2.3 procure the listing referred to in 19.1.3 within the six month period referred to therein (if Gold Fields elects to follow 19.1.3),

          then Gold Fields shall be deemed to have granted the put option to Mvela Gold mutatis mutandis on the terms of 19.1.4.

19.3 The provisions of this 19 shall, notwithstanding 4 or any other provision to the contrary in this agreement, continue until the earlier of the -

19.3.1 date of implementation of the share exchange provisions contained in clause 10 of the subscription agreement (ie, transfer of Mvela Gold's shares in the company to Gold Fields and the allotment and issue to, and registration in the name of, Mvela Gold of the Gold Fields shares issued in exchange);

19.3.2 expiry of the "SHARE EXCHANGE PERIOD" (as defined in the Mvela Gold subscription agreement) without the delivery of notice of exercise of the share exchange provisions by Mvela Gold or Gold Fields respectively;

19.3.3 listing date; provided that if the shares of the company are thereafter delisted prior to the subscription date, Gold Fields shall be deemed to have granted the put option to Mvela Gold mutatis mutandis on the terms of 19.1.4.

20   CONFIDENTIALITY

     For purposes of clarity, the provisions of the confidentiality agreement shall, notwithstanding the cancellation or termination of this agreement for any reason, continue to be of full force and effect and shall apply to all "confidential information" and "confidential records" (as defined therein), which shall, without limitation, be deemed to include the existence and contents of this agreement. References in the confidentiality agreement to -

                                                                [WERKSMANS LOGO]

20.1      Mvela Resources shall be deemed to include Mvela Gold;

20.2      Gold Fields shall be deemed to include the company.

21   DISPUTES

21.1 Save as otherwise expressly provided in this agreement, any dispute of whatever nature which arises between all or any of the parties out of or in connection with this agreement including, without limitation, any dispute in regard to -

21.1.1         the interpretation or effect of;

21.1.2 the existence, validity, enforceability or rectification (whether in whole or in part) of;

21.1.3 the respective rights or obligations of all or any of the parties under;

21.1.4 a breach including, without limitation, any breach regarding any warranty or representation and/or the amount of compensation payable or the actions (including specific performance) required in order to remedy such breach of;

21.1.5         the termination or cancellation of; or

21.1.6         the materiality of any matter referred to in,

          this agreement (collectively referred to hereinafter as a "DISPUTE") shall be dealt with in accordance with the succeeding provisions of this 21. The parties to the dispute shall use all reasonable endeavours to resolve such dispute as amicably and expeditiously as possible. The parties furthermore acknowledge and agree that, save as otherwise expressly provided in this agreement, the provisions of

                                                                [WERKSMANS LOGO]
          this 21 constitute the sole and exclusive remedies of the parties to resolve any dispute.

21.2      If a dispute arises, then the following procedure shall be followed -

21.2.1 written notice of such dispute ("dISPUTE NOTICE") shall be given by a party to all the directors. The board shall, as soon as possible but in any event within ten business days after receipt by all the directors of the dispute notice, constitute a dispute committee on which Gold Fields and Mvela Resources shall be equally represented ("DISPUTE COMMITTEE"). The dispute committee shall meet as soon as possible but in any event by not later than ten business days after the constitution thereof, in order to attempt to negotiate an amicable settlement of such dispute. Such meeting shall be held at such time and place as is determined by the dispute committee or, failing such determination by 17:00 on the last business day of the aforementioned ten business day period, at the registered office of the company. Such meeting shall be conducted in good faith;

21.2.2 if the dispute committee does not meet within the applicable ten business day period referred to in 21.2.1 or if it does meet but is unable to resolve the dispute within ten business days of the commencement of such meeting (or within such further period as the representatives on the dispute committee may agree), then the company secretary shall forthwith give written notice that such dispute has arisen to the respective chief executive officers of Gold Fields and Mvela Resources ("CHIEF EXECUTIVE OFFICERS"), if the company secretary fails to give such notice for any reason, then Gold Fields or Mvela Resources shall be entitled to give such notice to the chief executive officers;

21.2.3 the chief executive officers shall meet as soon as possible after receipt of the written notice referred to in 21.2.2 in order

                                                                [WERKSMANS LOGO]
               to attempt to negotiate an amicable settlement of such dispute. Such meeting shall be held at such time and place as is agreed upon by the chief executive officers or, failing such agreement by 17:00 on the tenth business day after receipt by each of them of the written notice referred to in 21.2.2, at the registered office of the company at 17:00 on the tenth business day after receipt by each of them of such notice. Such negotiations shall be conducted in good faith;

21.2.4 if the chief executive officers do not meet within the applicable ten business day period referred to in 21.2.3 or if they do meet but are unable to resolve the dispute within ten business days after the commencement of such meeting (or within such further period as they may agree), then the dispute shall be referred to and finally resolved in accordance with the rules of AFSA by an arbitrator or arbitrators appointed by AFSA. There shall be a right of appeal as provided for in rule 22 of such rules. For the purposes of 21.3 and for the purposes of having any award made by the arbitrator/s being made an order of court, each of the parties hereby submits itself to the non-exclusive jurisdiction of Witwatersrand Local Division of the High Court of South Africa.

21.3 Notwithstanding anything to the contrary contained in this 21, any party shall be entitled to apply for, and if successful, be granted, an interdict from any competent court having jurisdiction.

21.4 This 21 is severable from the rest of this agreement and shall remain in full force and effect notwithstanding any termination of this agreement.

                                                                [WERKSMANS LOGO]

22   CO-OPERATION

     The parties undertake to -

22.1 exercise good faith in their dealings with each other in regard to all matters relating to the GFI group and in carrying out and giving effect to the provisions of this agreement;

22.2 exercise all their voting rights at meetings of shareholders and to use their reasonable commercial endeavours to procure that their respective nominees to the board exercise their voting rights at meetings of the board and the boards of directors of companies forming part of the GFI group in such manner as may be required from time to time to carry out and give effect to the provisions of this agreement and the transaction documents; and

22.3 do or to use their reasonable commercial endeavours to procure the doing by other entities or persons, and to refrain from doing or use their reasonable endeavours to procure that other persons refrain from doing, all acts and to pass or to use their reasonable commercial endeavours to procure the passing of all resolutions of directors or shareholders or of any other decision making body or entity forming part of the group which may be required to give effect to the terms of this agreement.

23   DOMICILIUM AND NOTICES

23.1 The parties choose domicilium citandi et executandi ("DOMICILIUM") for all purposes relating to this agreement, including without limitation the giving of any notice, the payment of any sum or the serving of any process, as follows -

                                                                [WERKSMANS LOGO]

23.1.1         Gold Fields        physical        24 St. Andrews Road
                                                  Parktown

                                  facsimile       (011)484-5342

                                  (marked :       Attention : The Company
                                                  Secretary")

23.1.2         Mvela Resources    physical        First Floor
               and Mvela Gold                     South Wing
                                                  1 Albury Park
                                                  Magalieszicht Avenue
                                                  Dunkeld West
                                                  Sandton
                                                  2196

                                  facsimile       (011)325-5320

                                  (marked :       Attention : The Company
                                                  Secretary")

23.1.3         company            physical and    sent c/o Gold Fields and
                                  facsimile       Mvela Resources to the
                                                  physical addresses or
                                                  facsimile numbers (as the
                                                  case may be) in each of
                                                  23.1.1 and 23.1.2

23.2 Any party shall be entitled from time to time, by giving written notice to the others, to vary its physical domicilium to any other physical address (not being a post office box or poste restante) within South Africa and to vary its facsimile domicilium to any other facsimile number.

23.3 Any notice given or payment made by any party to another ("ADDRESSEE") which is delivered by hand between the hours of 09:00 and 17:00 on any business day to the addressee's physical domicilium for the time being shall be deemed to have been received by the addressee at the time of delivery.

23.4 Any notice given by any party to another which is successfully transmitted by facsimile to the addressee's facsimile domicilium for the time being shall be deemed (unless the contrary is proved by the addressee) to have been received by the addressee on the business

                                                                [WERKSMANS LOGO]
          day immediately succeeding the date of successful transmission thereof.

23.5 This 23 shall not operate so as to invalidate the giving or receipt of any written notice which is actually received by the addressee other than by a method referred to in this 23.

23.6 Any notice in terms of or in connection with this agreement shall be valid and effective only if in writing and if received or deemed to be received by the addressee.

24   RELATIONSHIP OF THE PARTIES

     No party shall be entitled or empowered to represent or hold out to any third party that the relationship between them is that of a partnership or the like or that it has the right to bind, represent or act for any other party.

25   BREACH

     Should any party ("BREACHING PARTY") breach any provision of this agreement and fail to remedy such breach within twenty one days after receiving written notice requiring it to do so from any party ("AGGRIEVED PARTY") aggrieved thereby, then the breaching party shall be entitled, without prejudice to its other rights in law including any right to claim damages, to claim immediate specific performance.

26   CANCELLATION

     Notwithstanding anything to the contrary in this agreement, the agreement may not be cancelled for any reason whatsoever save by mutual written agreement between the parties.

27   GENERAL

27.1 Subject to 20, this agreement (read with the transaction documents) constitutes the sole record of the agreement between the parties in

                                                                [WERKSMANS LOGO]
          relation to the subject matter hereof. No party shall be bound by any express, tacit or implied term, representation, warranty, promise or the like not recorded herein. This agreement supersedes and replaces all prior commitments, undertakings or representations, whether oral or written, between the parties in respect of the subject matter hereof.

27.2 No addition to, variation, novation or agreed cancellation of any provision of this agreement shall be binding upon the parties unless reduced to writing and signed by or on behalf of the parties.

27.3 No indulgence or extension of time which any party ("GRANTOR") may grant to any other shall constitute a waiver of or, whether by estoppel or otherwise, limit any of the existing or future rights of the grantor in terms hereof, save in the event and to the extent that the grantor has signed a written document expressly waiving or limiting such right.

27.4 Without prejudice to any other provision of this agreement, any successor-in-title, including any heir, liquidator, judicial manager, curator or trustee, of any party shall be bound by this agreement.

27.5 The signature by any party of a counterpart of this agreement shall be as effective as if that party had signed the same document as all of the other parties.

27.6 Save as expressly provided for herein, no party shall be entitled to cede, assign, transfer, encumber or delegate any of its rights, obligation and/or interest in, under or in terms of this agreement to any third party without the prior written consent of all the other parties.

27.7 Wherever in this agreement (other than 1.2.67, 10.2.1.1 and 27.8) the consent or approval of a party is required, that consent or approval shall not be unreasonably withheld.

27.8 The parties hereby irrevocably and unconditionally agree that the provisions of the GFl articles (on terms and conditions approved in writing by Gold Fields and Mvela Resources prior to the adoption

                                                                [WERKSMANS LOGO]
          thereof) constitute stipulations for the benefit of Mvela Gold. Mvela Gold hereby accepts such stipulations.

28   COSTS

          Each party shall bear and pay its own costs of and incidental to the negotiation, drafting and execution of this agreement.

Signed at      JOHANNESBURG       on   26 NOVEMBER 2003
                                  for  Gold Fields Limited


                                       ---------------------------------
                                       who warrants that he is duly
                                       authorised hereto

Signed at      JOHANNESBURG       on   26 NOVEMBER 2003
                                  for  Mvelaphanda Resources Limited


                                       ---------------------------------
                                       who warrants that he is duly
                                       authorised hereto

                                                                [WERKSMANS LOGO]

Signed at      JOHANNESBURG       on   26 NOVEMBER 2003
                                  for  Lexshell 579 Investments (Proprietary)
                                       Limited


                                       ---------------------------------
                                       who warrants that he is duly
                                       authorised hereto

Signed at      JOHANNESBURG       on   26 NOVEMBER 2003
                                  for  Newshelf 706 Limited


                                       ---------------------------------
                                       who warrants that he is duly
                                       authorised hereto

                                                                [WERKSMANS LOGO]